Exhibit 99.1

Results

contact: Helen Rotherham

Vice President, Investor Relations

(949) 699-4804

THE WET SEAL, INC. ANNOUNCES

FISCAL 2004 FIRST QUARTER RESULTS

FOOTHILL RANCH, CA, May 20, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported a net loss from continuing operations, excluding the discontinued Zutopia division, of $0.53 per share for the first quarter ended May 1, 2004, $0.01 better than the low end of guidance. This compares to a net loss from adjusted continuing operations of $0.25 per diluted share for the first quarter last year.

The discontinued Zutopia division reported a net loss of $0.15 per share in the first quarter. The Zutopia results covered the loss from operations and lease termination costs for 27 Zutopia locations closed during the first quarter. The remaining four Zutopia locations were closed in the first few weeks of the second quarter.

Sales from continuing operations for the first quarter totaled $99.8 million, compared to net sales of $120.2 million for the first quarter a year ago. Comparable store sales for the first quarter this year declined 17.2 percent, compared to a decline of 25.6 percent for the first quarter last year.

“The first quarter represented a transition period for the Company as we continued to implement our turnaround initiatives and focus our efforts on returning to positive sales and profitability,” said chief executive officer, Peter D. Whitford. “Arden B. performed above our expectations throughout the quarter, while Wet Seal delivered mixed results.”

Mr. Whitford added: “Consistent with our turnaround plan, we are not anticipating a significant change in momentum in our business until the third quarter, when we expect to see the full benefits of our new merchandise assortment and all of our planned marketing initiatives. As a result, we currently expect comparable store sales for the second quarter to be in the mid negative teens and anticipate a net loss from continuing operations of between $0.47 and $0.51 per share.”

As previously announced, the Company has agreed, in principal terms, with a leading financial institution to obtain a new $50 million asset backed senior revolving credit facility and expects the new agreement to be in place by the end of May.

The Company reported gross margin as a percentage of sales from continuing operations of 14.1 percent for the first quarter compared with 20.9 percent in the prior year. The deterioration of the gross margin was largely due to the loss of leverage for sales-driven occupancy and buying costs. Merchandise costs decreased from the prior year as a result of a more effective markdown strategy, an improvement in the initial mark-up and a reduction in the Company’s shrink.

Selling, general and administrative expenses (“SG&A”) were $39.0 million for the first quarter, compared with $36.8 million for the first quarter last year. The increase can be attributed to an increased investment in marketing, increased costs for insurance and legal, and higher store bonuses related to the continued success in the Arden B. division.

Capital expenditures for the first quarter were $4.0 million, associated with the opening of six stores and remodeling five stores. The Company still expects total capital expenditures for fiscal 2004 to be less than $12 million. During the quarter, the Company opened five Wet Seal stores and one Arden B. store, remodeled five Wet Seal stores and three Arden B. stores and closed seven Wet Seal stores and one Arden B. store. The total number of stores in operation at quarter’s end was 571, versus 590 a year ago.

At May 1, 2004, the Company had cash and investments totaling $50 million and no debt. At quarter’s end, inventory at cost totaled $42.0 million compared to $33.9 million for the first quarter of last year. This represents approximately a 28.4 percent increase in inventory per square foot over the prior year period, reflecting early receipts at the Wet Seal division and the improved performance of Arden B.

The Wet Seal, Inc. will host a conference call today at 1:00 p.m. Pacific Daylight Time. To listen to the conference call, please dial (800) 475-3716 and provide ID#504670. A webcast of the call will also be available on the Company’s website at www.wetsealinc.com. A replay of the call will be available through May 27, 2004. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above. Any questions regarding the conference call should be directed to the company’s investor relations department at (949) 699-4804.

The Company confirmed that it will hold a preview of its fall merchandise and marketing campaign on June 8th, 2004 in New York City. Details of the preview are available on the Company’s corporate website at www.wetsealinc.com.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 570 stores in 47 states, the District of Columbia and Puerto Rico, including 472 Wet Seal stores and 98 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

	Quarter Ended
	May 1, 2004	May 3, 2003
	(unaudited)	(unaudited)
Net Sales	$99,807	$120,211
Gross Margin	14,029	25,094
S, G & A expense	39,005	36,846

Operating income (loss)	(24,976)	(11,752)
Interest income	246	401

Income (loss) before taxes	(24,730)	(11,351)
Provision (benefit) for income taxes	(8,841)	(3,973)

Income (loss) from Continuing Operations	(15,889)	(7,378)
Loss from Discontinued Operations, net of income taxes	(4,420)	(1,135)

Net income (loss)	$(20,309)	$(8,513)

Net income (loss) per share, basic:
Continuing Operations	$(0.53)	$(0.25)
Discontinued Operations	$(0.15)	$(0.04)

Net income (loss)	$(0.68)	$(0.29)

Net income (loss) per share, diluted:
Continuing Operations	$(0.53)	$(0.25)
Discontinued Operations	$(0.15)	$(0.04)

Net income (loss)	$(0.68)	$(0.29)

Weighted average shares outstanding, basic	30,118,007	29,575,162

Weighted average shares outstanding, diluted	30,118,007	29,575,162

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

	May 1, 2004	January 31, 2004
	(unaudited)	(unaudited)
ASSETS

Cash and cash equivalents	$13,667	$13,526
Short-term investments	18,215	30,817
Income tax receivable	623	11,195
Merchandise inventory	42,027	29,054
Other current assets	8,820	8,371
Current assets of discontinued operations	72	1,067

Total current assets	83,424	94,030
Property and equipment, net	90,984	92,794
Long-term investments	17,670	19,114
Goodwill, net	6,323	6,323
Deferred tax asset	35,043	23,861
Other assets	1,219	1,208
Non-current assets of discontinued operations	7	7

Total assets	$234,670	$237,337

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable - merchandise	$27,341	$18,972
Accounts payable - other	11,226	10,157
Accrued liabilities	25,515	23,229
Income taxes payable	1,542	1,752
Current liabilities of discontinued operations	5,836	1,353

Total current liabilities	71,460	55,463
Deferred rent	9,045	9,251
Other long-term liabilities	4,933	3,270
Non-current liabilities of discontinued operations	410	410

Total long-term liabilities	14,388	12,931
Total stockholders’ equity	148,822	168,943

Total liabilities and stockholders’ equity	$234,670	$237,337